UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Consolidated-Tomoka Land Co.

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On April 8, 2009, Consolidated-Tomoka Land Co. began mailing the following letter to its shareholders:

Consolidated Tomoka

Vote to Protect Your Investment

www.ctoproxycontest.com April 6, 2009

DEAR SHAREHOLDERS:

On May 13, 2009, Consolidated-Tomoka Land Co. (“CTO” or the “Company”) will host its 2009 Annual Meeting of Shareholders in Daytona Beach, Florida. At this year’s Annual Meeting, we are nominating six independent and highly qualified directors to sit on your Board of Directors. The three incumbent Class III directors – Gerald DeGood, Chairman of the Audit Committee, James Gardner, Chairman of the Compensation Committee, and William Voges, one of our Co-Lead Directors – all have broad Florida real estate experience that has helped guide the Company for the last several years. The incumbent Class I director, Linda Loomis Shelley, brings a tremendous amount of industry regulatory expertise to your Board. We are also pleased to introduce two new Board member nominees, both of whom were recommended to the Company by its largest shareholder, Wintergreen Advisers, LLC (“Wintergreen”), a New Jersey-based investment firm, who we believe will greatly contribute to our Company’s continued success, Jeffry Fuqua for Class II and John Allen for Class III, both of whom will contribute additional valuable Florida real estate experience and business acumen.

Your Board strongly recommends that you vote FOR all six Board nominees on the WHITE card today (Proposal #1)

You may be aware that notwithstanding the fact that we have nominated two directors suggested by Wintergreen, they decided to conduct a proxy contest to gain an additional three Board seats. Specifically, Wintergreen plans to oppose all of our incumbent Class III nominees and replace them with individuals of its choosing. If successful, Wintergreen would have five representatives on a Board of eleven (45%). We are very concerned about the potential implications of this effort because Wintergreen has consistently advocated changes to our business strategy - such as discontinuing land sales and abandoning our successful 1031 tax-deferred exchanges into income-producing properties - to name just a few. As discussed below, if adopted, we believe that Wintergreen’s proposed changes to our business plan would cause severe economic harm to the Company and to your shareholder value. For that reason, your Board strongly recommends that you

Vote FOR all six of the Board’s nominees on the WHITE card today.

Your current Board has helped CTO outperform its industry peers during this unprecedented downturn in the financial and real estate markets

We are very proud of the financial results we delivered last year amidst a dismal economic environment, which has been particularly difficult for businesses in the real estate sector. We believe that our ability to weather this current storm and remain profitable is a testament to the effectiveness of our long-held business strategy and the prudent discipline and insight of your Board and management in adhering to this strategy.

** If you have not already done so, please take a moment to review our 2008 annual report and the enclosed shareholder letter from our President and CEO, which was mailed on March 9, 2009, that provides a thorough overview of our strategy and financial results.**

Wintergreen Has Had, and Will Have, Significant Representation on the Board

Wintergreen is the Company’s largest shareholder, and we respect and value Wintergreen’s investment in the Company, which we have consistently demonstrated:

We previously included a Wintergreen nominee (Mr. James Jordan) on the Board’s slate of directors in April 2007, though he chose to resign after 11 months on the Board;

We considered a second director suggested by Wintergreen in October 2007, but that individual was unable to serve due to his scheduling conflicts with another board on which he served;

We offered to fill a subsequent vacancy with a director

VOTE the WHITE Proxy Card Today!

nominated by Wintergreen in November 2008, as well as a second independent director proposed by Wintergreen to be included in the Board’s slate for election at the upcoming Annual Meeting; and

We most recently interviewed all four of Wintergreen’s November 21, 2008 nominees for the Board and determined that two of them – Messrs. Allen and Fuqua – would be strong additions to the Board because they have proven Florida real estate experience and would provide Wintergreen with reasonable representation on the Board.

Notwithstanding these efforts, Wintergreen is seeking to secure three additional Board seats, which, when combined with its two nominees whom we have already nominated to the Board, would result in Wintergreen nominees holding five out of eleven Board seats (or 45% of the Board), significantly more than its ownership interest and one shy of a majority.

While we have expressed our view that Wintergreen is entitled to reasonable representation on your Board, we continue to believe that Wintergreen’s objective is to gain control of the Board as soon as possible without paying any change-in-control premium to the Company’s other shareholders. If Wintergreen’s three additional candidates were elected to the Board, Wintergreen could gain control of the Company next year with one additional Board seat without paying any change-in-control premium to other shareholders, and then begin to change our successful business plan. We cannot help but conclude that Wintergreen’s hostile efforts are an attempt to seize control of your Company.

Wintergreen’s Suggestions to Date Would Have Damaged Shareholder Value

At no point has Wintergreen presented any comprehensive alternate business plan that we believe would enhance shareholder value. In fact, Wintergreen has made a number of suggestions, and we are very thankful that we did not act upon those suggestions.

Specifically, Wintergreen has at various times advocated:

Abandoning our 1031 tax-deferred reinvestment strategy that grows the Company by providing predictable income by investing in lower-risk and geographically dispersed income properties;

Discontinuing land sales in favor of self-development or land leases of our properties;

Suspending the quarterly dividend in spite of the fact that some of our investors require a dividend to continue to own our stock; and

Pursuing an aggressive stock repurchase program in July 2006, while our share price was trading in the mid-$50 range and increasing in value, an action that would have increased debt because all available funds were needed for income property investments, investments in roads, and other infrastructure that would increase shareholder value.

Had we abandoned our 1031 tax-deferred strategy or discontinued land sales in favor of self-development or land leases, we believe the Company would currently be in severe financial distress. The Company would have paid significantly higher income taxes and would have significantly higher debt, lower recurring revenues from income properties, potential high vacancy rates in newly self-developed properties, and a negative cash flow, which would require the Company to either increase debt or sell valuable assets at depressed prices in order to meet ongoing operational expenses. These are the circumstances our adopted strategy has been able to prevent. Our successful business strategy has allowed the Company to remain profitable with a strong balance sheet and little debt, positioning the Company to significantly outperform most if not all of its peer group during the current recession.

Our Board Nominees Have Exactly the Right Experience

Experience has shown us that real estate sales and development is a highly localized activity. The Company’s success is based on execution of our business plan by a small, but talented, team of employees with the local Florida knowledge and contacts to market our products and obtain the necessary entitlements. Management’s effort is overseen by a very experienced group of Board members, all with extensive knowledge of our business and specialized expertise.

We believe your Board not only has the right combination of experience and expertise, but has consistently challenged the assumptions in our strategy to ensure that we are taking all the necessary steps to protect and maximize shareholder value. We believe the results of the past two years illustrate the wisdom of this strategy and the commitment of your Board to do what is right and act in the best interest of all of the Company’s shareholders. We believe that the Company’s strength will be further enhanced by the additions of Messrs. Allen and Fuqua to your Board, both of whom were recommended to us by Wintergreen. We believe that the election of Messrs. Allen and Fuqua will provide Wintergreen with reasonable representation.

We do not believe the three individuals nominated by Wintergreen for Class III possess the qualifications that will add value to your Board, and we strongly encourage you to support only the Board-endorsed nominees on the WHITE proxy card.

(For additional information about your Board’s nominees and all of your directors, please see Pages 14 to 16 of our definitive proxy statement dated April 8, 2009.)

Your Board strongly recommends that you vote FOR all six of the Board’s nominees on the WHITE card today (Proposal #1)

Oppose Wintergreen’s Shareholder Proposals

In addition to seeking to gain three additional seats on your Board, Wintergreen has also offered three shareholder proposals that we believe would serve to make it easier for Wintergreen to assert control over the Company. Proposal #3 would require the annual election of all directors; Proposal #4 would require that the position of Chairman be filled by an independent director, one with no experience in managing your Company; and Proposal #5 would cap the size of your Board at eleven members. Your Board has carefully evaluated these proposals and determined that these proposals are not in the best interest of all of the Company’s shareholders. Your Board’s reasons for opposing the Wintergreen shareholder proposals are set forth in our proxy statement. We do not believe any of these proposals would enhance the operation of your Board or its ability to provide proper oversight and long-term vision to enhance shareholder value. We also oppose the arbitrary requirement of an independent Chairman; your Board has historically used the periodic overlap of the Chairman/CEO position as an effective part of its succession planning that has provided for the retiring CEO to remain as the Board Chairman to provide long-term operational knowledge, continuity, and steady vision. (For additional information about these proposals, please see Pages 40-45 of our definitive proxy statement dated April 8, 2009).

Your Board strongly recommends that you vote AGAINST Wintergreen’s shareholder proposals on the WHITE proxy card today ((Proposals #3, #4, and #5)

We urge you NOT to sign any GREEN proxy card (or a proxy card of any other color) that may be sent to you by Wintergreen — even as a protest vote against Wintergreen. In fact, just throw it away.

SUMMARY OF THE BOARD RECOMMENDATIONS:

PROPOSAL #1, VOTE FOR all six Consolidated Tomoka director nominees.

PROPOSAL #2, VOTE FOR ratification of KPMG as the independent auditor.

PROPOSAL #3, VOTE AGAINST the annual election of directors

PROPOSAL #4, VOTE AGAINST adopting an independent Chairman policy.

PROPOSAL #5, VOTE AGAINST limiting the Board at eleven members.

If you have previously returned a Wintergreen GREEN proxy card, you can automatically revoke it by signing, dating and returning the enclosed WHITE proxy card in the accompanying envelope. We appreciate your continued loyalty and support.

If you need assistance or have any questions, please contact The Altman Group toll-free at (866) 620-1450 or by e-mail at pcasey@altmangroup.com. Go to www.ctoproxycontest.com for additional information.

We are honored to serve on behalf of you, our shareholders. We are committed to acting responsibly during these harsh economic times and to growing your investment.

Thank you for your continued support as we work hard to continue delivering value to you.

Sincerely,

The Board of Directors of Consolidated-Tomoka Land Co. John C. Adams, Jr. William H. Davison Gerald L. DeGood James E. Gardner William H. McMunn William L. Olivari John C. Myers, III Linda Loomis Shelley William J. Voges

IMPORTANT

PLEASE RETURN YOUR WHITE PROXY CARD AND DO NOT RETURN ANY OF WINTERGREEN'S GREEN PROXY CARDS, EVEN AS A PROTEST VOTE AGAINST WINTERGREEN. ONLY YOUR LATEST DATED, SIGNED PROXY CARD WILL BE COUNTED, AND ANY GREEN PROXY CARD YOU SIGN FOR ANY REASON COULD INVALIDATE PREVIOUS WHITE PROXY CARDS SENT BY YOU TO SUPPORT YOUR COMPANY'S DIRECTOR NOMINEES.

Your vote is important. Please take a moment to SIGN, DATE and promptly MAIL your WHITE proxy card in the postage-paid envelope provided. If your shares are held in the name of a brokerage firm, bank nominee or other institution, please sign, date and mail the enclosed WHITE instruction card in the postage-paid envelope provided. If you have any questions or need assistance in voting your shares, please contact THE ALTMAN GROUP, Toll Free 1-866-620-1450 or by e-mail at pcasey@altmangroup.com

Important Additional Information

The Company has filed with the Securities and Exchange Commission ("SEC") and is mailing to its shareholders a definitive proxy statement dated April 8, 2009 in connection with the solicitation of proxies for its 2009 Annual Meeting of Shareholders. Shareholders are strongly advised to read the Company's definitive proxy statement and the accompanying WHITE proxy card because they contain important information. Shareholders may obtain copies of the Company's definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC in connection with its 2009 Annual Meeting of Shareholders free of charge at the SEC’s website at www.sec.gov, on the Company's website at http://ctlc.com/2009_proxy.html or by writing to our Corporate Secretary at Post Office Box 10809, Daytona Beach, Florida, 32120-0809. In addition, copies of the proxy materials may be requested by contacting our proxy solicitor, The Altman Group, toll-free at (866) 620-1450 or by email at pcasey@altmangroup.com. The Company, its directors and its executive officers may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Company’s 2009 Annual Meeting of Shareholders. Information concerning persons who may be considered participants in the solicitation of the Company's shareholders under the rules of the SEC is set forth in the Company's definitive proxy statement.

“Safe Harbor”

Certain statements contained in this letter (other than statements of historical fact) may constitute forward-looking statements. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” foresee,” “project,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. Forward-looking statements are made based upon our expectations and beliefs concerning future developments and their potential effect upon the Company. There can be no assurance that future developments will be in accordance with our expectations or that the effect of future developments on the Company will be those anticipated by us. We wish to caution readers that the assumptions which form the basis for forward-looking statements with respect to or that may impact earnings for the year ended December 31, 2009, and thereafter include many factors that are beyond the Company’s ability to control or estimate precisely. These risks and uncertainties include, but are not limited to, the strength of the real estate market in the City of Daytona Beach in Volusia County, Florida; our ability to successfully execute acquisition or development strategies; the loss of any major income property tenants; any loss of key management personnel; changes in local, regional and national economic conditions affecting the real estate development business and income properties; the impact of environmental and land use regulations; the impact of competitive real estate activity; variability in quarterly results due to the unpredictable timing of land sales; and the availability of capital. Additional information concerning these and other factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company’s Securities and Exchange Commission filings, including, but not limited to, the Company’s Annual Report on Form 10-K. Copies of each filing may be obtained from the Company or the SEC. While the Company periodically reassesses material trends and uncertainties affecting its results of operations and financial condition, the Company does not intend to review or revise any particular forward-looking statement referenced herein in light of future events.

1530 Cornerstone Blvd, Suite 100 P.O. Box 10809 (32120) Daytona Beach, FL 32117